                             NUVEEN MUNICIPAL TRUST
                             ----------------------

                   RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT
                   ------------------------------------------

This Agreement made this 18th day of May, 2004 by and between Nuveen Municipal Trust, a Massachusetts business trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates July 1, 2004 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2004 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2004 and ratify and confirm the Agreement in all respects.


                                               NUVEEN MUNICIPAL TRUST


                                               By:    /s/ Jessica R. Droeger
                                                  ------------------------------
                                                         Vice President

ATTEST:

      /s/ Virginia L. O'Neal
------------------------------
       Assistant Secretary


                                               NUVEEN ADVISORY CORP.


                                               By:   /s/ William M. Fitzgerald
                                                  ------------------------------
                                                          Managing Director

ATTEST:

       /s/ Stuart Cohen
------------------------------
       Assistant Secretary

                             NUVEEN MUNICIPAL TRUST

                  AMENDMENT AND RENEWAL OF MANAGEMENT AGREEMENT
                  ---------------------------------------------

     Agreement made this 31st day of July 2004, by and between NUVEEN MUNICIPAL TRUST, a Massachusetts business trust (the "Trust"), and NUVEEN ADVISORY CORP., a Delaware corporation (the "Adviser"), to be effective August 1, 2004.

                                WITNESSETH THAT:
                                ----------------

     WHEREAS, the Board of Trustees of the Trust and the Adviser have agreed to amend that certain Management Agreement between the Fund and the Adviser dated February 1, 1997, as subsequently amended and renewed (the "Agreement"), by amending the schedule for the investment management fee paid to the Adviser by each of the series of the Trust (each, a "Fund") to reflect fee reductions when complex-wide assets reach or exceed certain asset levels; and

     WHEREAS, the Agreement terminates August 1, 2004 unless continued in the manner required by the Investment Company Act of 1940; and

     WHEREAS, the Board of Trustees, at a meeting called for the purpose, has approved the amendment to the Agreement as set forth below and the continuation of the Agreement as so amended until August 1, 2005 in the manner required by the Investment Company Act of 1940.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement as hereby amended, the Trust and the Adviser hereby agree as follows:

     1. The management fee schedules for each Fund in the Trust, as set forth in
Section 2 of the Agreement shall be amended as follows:

          a. Each Fund's Management Fee will equal the sum of a Fund-Level Fee and a Complex-Level Fee.

          b. The Fund-Level Fee for each Fund shall be calculated pursuant to a fee breakpoint schedule (and by reference to the daily net assets of the Fund) consisting of (i) the Fund's existing Fund-specific annualized asset-based management fee schedule at each breakpoint asset level, less
     (ii) .20 of 1% at each breakpoint asset level.

          c. The Complex-Level Fee shall be calculated by reference to the daily net assets of the Eligible Funds, as defined in section 2 below (with such daily net assets to include, in the case of Eligible Funds whose advisory fees are calculated by reference to net assets that include net assets attributable to preferred stock issued by or borrowings by the fund, such leveraging net assets) ("Complex-Level Assets"), pursuant to the following annual fee schedule:

     Complex-Level Assets                    Annual Fee
     --------------------                    ----------
       First $55 billion                       .2000%
       Next $1 billion                         .1800%
       Next $1 billion                         .1600%
       Next $3 billion                         .1425%
       Next $3 billion                         .1325%
       Next $3 billion                         .1250%
       Next $5 billion                         .1200%
       Next $5 billion                         .1175%
       Next $15 billion                        .1150%

With respect to Complex-Level Assets over $91 billion, both the Fund (via its Board of Trustees) and the Adviser intend that the parties will meet, prior to the time when Complex-Assets reach that level, to consider and negotiate the fee rate or rates that will apply to such assets. The parties agree that, in the unlikely event that Complex-Wide Assets reach $91 billion prior to the parties reaching an agreement as to the Complex-Level Fee rate or rates to be applied to such assets, the Complex-Level Fee rate for such Complex-Level Assets shall be ..1400% until such time as the parties agree to a different rate or rates.

     2. "Eligible Funds", for purposes of the Agreement as so amended, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the United States. Any open-end or closed-end funds that subsequently become part of the Nuveen complex because either (a) Nuveen Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the advisor's parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the fund's adviser's rights under the management agreement for such fund, will be evaluated by both Nuveen management and the Nuveen Funds' Board, on a case-by-case basis, as to whether or not these acquired funds would be included in the Nuveen complex of Eligible Funds and, if so, whether there would be a basis for any adjustments to the complex-level breakpoints.

     3. The parties hereto do hereby approve the continuance of the Agreement in effect until August 1, 2005 and do otherwise ratify and confirm the Agreement in all respects.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment and Renewal to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


                                              NUVEEN MUNICIPAL TRUST

                                              By:     /s/ Jessica R. Droeger
                                                 -------------------------------
                                                      Vice President

ATTEST:

       /s/ Virginia L. O'Neal
------------------------------------
       Assistant Secretary

                                              NUVEEN ADVISORY CORP.


                                              By:     /s/ William M. Fitzgerald
                                                 -------------------------------
                                                      Managing Director

ATTEST:

       /s/ Larry Martin
------------------------------------
       Assistant Secretary